EXHIBIT 4.21

AMENDMENT NO. 2 TO TERM LOAN AND SECURITY AGREEMENT

This Amendment No. 2 to Term Loan and Security Agreement (“Amendment”) is made as of the 28th day of March, 2011, by and between CLUTTERBUCK FUNDS, LLC, a Delaware limited liability company (the “Lender”), and PhotoMedex, Inc., a Nevada corporation (the “Borrower”).

WHEREAS, The Borrower and the Lender are parties to a certain Term Loan and Security Agreement  dated as of March 19, 2010, as amended by that certain Amendment No. 1 to Term Loan and Security Agreement dated April 30, 2010, and as the same may be further amended, restated or otherwise modified (the “Credit Agreement”);

WHEREAS, the Borrower issued a Secured Promissory Note, dated as of March 19, 2010 (the “Note”, and together with the Credit Agreement, the “Clutterbuck Documents”), to the Lender in the original principal amount of Two Million Five Hundred Thousand Dollars;

WHEREAS, The Borrower and the Lender desire to amend the Credit Agreement in order to (i) extend the Maturity Date; (ii) institute scheduled mandatory principal repayments; (iii) modify the definition of “Pledged Units”; (iv) replace Schedule 1 of the Credit Agreement; and (v) to make such other modifications in connection with the foregoing; and

WHEREAS, each term used herein shall be defined in accordance with the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable considerations, the Borrower and the Lender agree as follows:

1.           Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Maturity Date” in its entirety and inserting the following in place thereof:

“Maturity Date” shall mean December 1, 2012 or such earlier date in the event of acceleration in accordance with Section 5 of this Agreement.

2.           Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Pledged Units” in its entirety and inserting the following in place thereof:

“Pledged Units” shall mean the XTRAC laser units set forth in Schedule 1 hereto, together with all related equipment (as such schedule may be amended, restated or modified from time to time).  The Borrower shall, on or before the twentieth (20th) day of each month, provide the Lender with an schedule of XTRAC laser units updated as of the last day of the preceding month, which schedule shall, upon approval of the Lender (which shall be deemed approved if the Lender fails to object to such updated schedule within fifteen (15) business days of receipt), be deemed to replace the then-current Schedule 1 of this Credit Agreement without any further action of the Borrower or the Lender. The Borrower shall be permitted to send such schedule to the holders of junior liens on the laser units on the schedule.

3.           Commencing on August 1, 2011 and continuing on the first day of each month until the Maturity Date, the Borrower shall commence mandatory monthly principal reduction payments in the amounts set forth below:

August 1, 2011 through and including December 1, 2011: $100,000 per month

January 1, 2012 through and including November 1, 2012: $175,000 per month

December 1, 2012: $75,000.

4.           The Credit Agreement is hereby amended by deleting Schedule 1 in its entirety, and inserting a new Schedule 1 in the form of Exhibit A attached hereto.

5.           The Borrower hereby agrees to pay the Lender an amendment fee in the amount of $50,000 (the “Amendment Fee”) (which amount, for the avoidance of doubt, shall be in addition to any other amounts due hereunder), to be paid on the Maturity Date or, in the event of a prepayment pursuant to Section 2.3 of the Credit Agreement, at the time of such prepayment.

6.           As a condition precedent to the effectiveness of this Amendment, the Borrower shall:

(a)           execute and deliver to the Lender a Common Stock Purchase Warrant in the form and substance as set forth in Exhibit B attached hereto;

(b)           have delivered to the Lender, an officer’s certificate certifying the names of the officers of the Borrower authorized to sign this Amendment, together with the true signatures of such officers and certified copies of the resolutions of the directors/shareholders of the Borrower, evidencing approval of the execution and delivery of this Amendment, in form and substance satisfactory to the Lender; and

(c)           pay all legal fees and expenses of the Lender incurred in connection with this Amendment.

7.           The Borrower hereby represents and warrants to the Lender that: (a) the Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officer executing this Amendment has been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (c) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the organizational agreements of the Borrower or any material law applicable to the Borrower or result in a breach of any provision of or constitute a default under any other material agreement, instrument or document binding upon or enforceable against the Borrower; (d) no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; (e) the Borrower has no claim or offset against, or defense or counterclaim to, the Borrower’s obligations or liabilities under the Credit Agreement or any document executed in connection therewith; and (f) this Amendment constitutes a valid and binding obligation of the Borrower in every respect, enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankrptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles regardless of whether enforcement is sought in a proceeding at law or in equity.

8.           In consideration of this Amendment, the Borrower hereby waives and releases the Lender and its directors, officers, employees, attorneys, affiliates and subsidiaries from any and all such claims, offsets, defenses and counterclaims of which the Borrower is aware or unaware, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

9.           Except as amended hereby, the terms, provisions, conditions and agreements of the Credit Agreement are hereby ratified and confirmed and shall remain in full force and effect.  The Borrower expressly acknowledges that this Amendment shall neither extinguish or satisfy, nor constitute a novation or a waiver of, the Borrower’s existing indebtedness or obligations to the Lender. Each and every representation and warranty of the Borrower set forth in the Credit Agreement is hereby confirmed and ratified in all material respects and such representations and warranties shall be deemed to have been made and undertaken as of the date of this Amendment as well as at the time they were made and undertaken. The Borrower hereby ratifies, affirms, acknowledges and agrees that the Clutterbuck Documents represent the valid and enforceable obligations of the Borrower.  The Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payment of the Note.  The Liens and rights securing payment of the Note are hereby ratified and confirmed by the Borrower in all respects.

10.           Each reference that is made in the Credit Agreement or any other writing to the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement as amended hereby.  Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.  Any default of this Agreement shall constitute an Event of Default under the Credit Agreement.

11.           This Amendment may be signed in one or more counterparts (and by different parties on separate counterparts), each of which shall be an original and all of which shall be take together as one and the same agreement.

12.           This Amendment shall be governed by the internal substantive laws of the State of Delaware, with regard to principles of conflicts of law or choice of law.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to that Term Loan and Security Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

BORROWER:

Address:	147 Keystone Drive	PHOTOMEDEX, INC.
Montgomeryville, PA 18936
	Attention: CEO and CFO	By: /s/ Dennis M. McGrath
Name: Dennis M. McGrath
Title: Chief Executive Officer

LENDER:

Address:	200 Public Square, Suite 2910	CLUTTERBUCK FUNDS, LLC
Cleveland, Ohio 44114
	Attention: Robert T. Clutterbuck	By: /s/ Robert T. Clutterbuck
Name: Robert T. Clutterbuck
Title: Managing Partner

 [Signature Page to Amendment No. 2]

Exhibit A

Replacement for Schedule 1 of Credit Agreement

SCHEDULE 1

[collateral report as of 2/28/11 attached]

Exhibit B

Form of Common Stock Purchase Warrant